Exhibit 99.2

I-trax Reports First Quarter 2003 Results, Highlighted by Revenue Growth of 300%

                                                  FOR IMMEDIATE RELEASE

PHILADELPHIA, May 14, 2003 -- I-trax, Inc. (AMEX: DMX), a population health management solutions company, announced today its results for the three months ended March 31, 2003.

Total revenue for the quarter was $1,616,000, up approximately 300% from revenue of $406,000 from the comparable quarter of 2002. The quarterly net loss decreased to $963,000, or $0.10 per share, for the first quarter of 2003 from $2,152,000, or $.26 per share, for the first quarter of 2002.

"The first quarter of 2003 marked our second consecutive quarter of positive EBITDA," commented Frank A. Martin, Chairman and Chief Executive Officer of I-trax. "In addition to growing our business and increasing revenue over first quarter 2002, we continue to demonstrate our ability to operate more efficiently, decreasing our general and administrative expenses by 20% and reducing salary and related benefits by 27%."

I-trax will host a conference call on Thursday, May 15th at 3:00 p.m. EDT. During the call, Frank A. Martin will discuss I-trax's 2003 1st quarter results. Mr. Martin will also be available to answer questions. Investors can e-mail questions in advance of the call to Janice MacKenzie at jmackenzie@i-trax.com.

The telephone number for the conference call is 800-328-1382.

The conference call will be open to the public. Investors will also be able to access an encore recording of the call by accessing the investor relations' section of I-trax's web site at www.i-trax.com.

About I-trax

I-trax provides focused disease management and comprehensive health management solutions, which improve the health of the populations I-trax serves while reducing the cost of care. Utilizing a common data platform, the Medicive(R) Medical Enterprise Data System, I-trax solutions enable true coordination of care through the utilization of shared records by all caregivers. These solutions are tested and proven in real-world settings including Walter Reed Army Healthcare System, Office of Attending Physician, US Congress, the Pentagon, Presbyterian Health Plan, CalOptima and Los Angeles County-USC Medical Center. I-trax is headquartered in Philadelphia, Pennsylvania, and has offices in Omaha, Nebraska and Reston, Virginia. More information is available at http://www.i-trax.com.

Safe Harbor Statement: This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for I-trax to utilize the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, investors are cautioned that these statements may be affected by the important factors, among others, set forth below, and consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The important factors include: I-trax's ability to execute new contracts for disease management services, population health management services and technology solutions; the risks associated with a significant concentration of I-trax's revenues with a limited number of customers; I-trax's ability to effectively improve its technology and service solutions; I-trax's ability to renew and maintain contracts with its current customers under existing terms; I-trax's ability to execute on its business plan; I-trax's ability to obtain adequate financing to provide the capital that may be needed to support the growth of its business; acceptance of I-trax's solutions by the marketplace; and general economic conditions. I-trax undertakes no obligation to update or revise any such forward-looking statements. These and other risks pertaining to I-trax are described in greater detail in I-trax's periodic filings with the Securities and Exchange Commission.